EXHIBIT 99.1

CONTACT:	Stockholder Relations 214/ 874-2354	FOR IMMEDIATE RELEASE
CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES FIRST QUARTER 2008 EARNINGS
First Quarter Highlights
•	Earnings totaled $30.1 million or $0.53 per diluted common share

•	Financing spreads increased 79 basis points to 1.72%

•	Raised $131 million in new common equity capital

•	Increased portfolio of primarily agency-guaranteed residential ARM securities to $7.4 billion

•	Reduced portfolio leverage through capital raises and limited portfolio sales

•	Subsequent to quarter-end, raised nearly $43 million in additional common equity capital, further reducing portfolio leverage and increasing financial flexibility
          DALLAS — May 1, 2008 — Capstead Mortgage Corporation (NYSE: CMO) today reported net income of $30,147,000 for the quarter ended March 31, 2008 compared to $15,860,000 for the fourth quarter of 2007. After considering preferred share dividends, the Company earned $0.53 per diluted common share for the first quarter of 2008 compared to $0.31 for the fourth quarter of 2007. During the first quarter of 2007 the Company earned $6,227,000 or $0.06 per diluted common share.
First Quarter Earnings and Related Discussion
          Capstead’s earnings improved significantly during the first quarter of 2008 with marked increases in financing spreads and net interest margins on the Company’s core investment portfolio of agency-guaranteed residential adjustable-rate mortgage, or ARM, securities. Financing spreads (the difference between yields on the Company’s investments and rates charged on related borrowings) averaged 172 basis points during the first quarter of 2008, which is 79 basis points higher than spreads earned during the fourth quarter of 2007. The improvement in financing spreads was primarily a result of significantly lower borrowing rates which benefited from actions taken by the Federal Reserve Open Market Committee beginning in September 2007 to lower the federal funds target rate a total of 300 basis points to 2.25% by March 31, 2008, including 200 basis points in rate reductions during the first quarter. Even with the full benefit of the first quarter rate reductions not fully realized, the Company’s borrowing rates averaged 91 basis points lower during the first quarter than in the fourth quarter of 2007, which more than offset a 12 basis point decline in portfolio yields. Net interest margins also benefited from higher average portfolio balances reflecting portfolio acquisitions made with proceeds from common equity offerings completed during the fall of 2007 and early in 2008.
          Portfolio yields averaged 5.68% during the first quarter of 2008 compared to 5.80% during the fourth quarter 2007 reflecting lower yields on acquisitions and lower coupon interest rates on mortgage loans underlying the Company’s current-reset ARM securities that reset during the period. Mortgage prepayments were significantly lower during the first quarter of 2008 at an annualized runoff rate of 19% compared to 24% during the fourth quarter of 2007 reflecting changes in portfolio composition, seasonal trends and a generally less favorable mortgage lending environment. Yields on ARM securities fluctuate with changes in mortgage prepayments and adjust over time to more current interest rates as coupon interest rates on the underlying mortgage loans reset. Interest rates on related borrowings averaged 3.96% during the first quarter of 2008 compared to 4.87% during the fourth quarter of 2007 having benefited from reductions in the federal funds target rate as well as the more extensive use of two-year interest rate swap agreements to effectively lock in attractive financing spreads on investments in longer-to-reset ARM securities.
          Acquisitions of residential mortgage securities during the first quarter totaled $1.4 billion in principal amount while runoff and asset sales totaled $384 million and $758 million, respectively. Asset sales were deemed necessary in order to reduce the Company’s portfolio leverage (secured borrowings divided by long-term investment capital) in light of contracting liquidity conditions in the credit markets encountered during March. Even with these asset sales, the Company ended the quarter with a total investment portfolio of $7.4 billion, up from $7.1 billion at the end of 2007. At March 31, 2008, the portfolio was supported by long-term investment capital of $753 million, up from $661 million at year-end, as well as related borrowings totaling $6.8 billion. A total of $5.3 billion of these borrowings were repurchase arrangements that typically had original maturities of 30 to 90 days at an average rate of 2.90% at quarter-end. Another $1.5 billion consisted of longer-term repurchase arrangements at an average rate of 5.02% and an average maturity of 12 months. Capstead’s swap positions as of March 31, 2008 totaled $1.7 billion in notional amount at an average fixed rate of 3.47% and an average maturity of 21 months. Currently, the Company has borrowings with 18 active repurchase agreement counterparties, up from 14 at year-end and is pursuing further counterparty relationships. With the pending acquisition of The Bear Stearns Companies, Inc. by JPMorgan Chase & Co., the Company has reduced its borrowings with Bear Stearns to less than $100 million.
Recent Common Equity Offerings
          In February 2008 Capstead completed its third public offering since September 2007 raising nearly $127 million in new common equity capital, after underwriting discounts and offering expenses, through the issuance of 8.6 million common shares at a price of $15.50 per share. In March 2008 the Company raised an additional $4.6 million, after expenses, by issuing 360,100 common shares at an average price of $13.17 per share under its continuous offering program. In total, these issuances increased common equity capital by $131 million during the first quarter and were accretive to year-end book value by $0.97 per common share. Subsequent to quarter-end, the Company further increased its common equity capital by nearly $43 million, after expenses, through the issuance of 3,441,905 common shares at an average sales price of $12.43 per share under the continuing offering program. The Company may raise more capital in future periods, subject to market conditions and blackout periods associated with the dissemination of earnings and dividend announcements and other important company-specific news. The accompanying March 31, 2008 financial statements and related disclosures do not reflect the effects of shares issued subsequent to quarter-end.

Book Value per Common Share
          As of March 31, 2008, Capstead’s book value per common share was $9.40, an increase of $0.15 from December 31, 2007. Most of the accretion from common equity offerings that closed prior to quarter-end was offset by lower quarter-end values assigned to the Company’s interest rate swap positions due primarily to lower prevailing market interest rates as well as lower values assigned to the Company’s residential mortgage securities portfolio primarily as a result of the market turmoil experienced in March. Higher market interest rates subsequent to quarter-end have led to a significant improvement in value of the Company’s swap positions and the ongoing recovery in credit market conditions has resulted in improved pricing for short-duration agency-guaranteed mortgage securities relative to these higher rates. Together with accretive issuances of new common equity capital in April, these developments have had a positive effect on book value since quarter-end.
          While nearly all of the Company’s investments and all of its interest rate swap positions are reflected at fair value on the Company’s balance sheet and therefore included in the calculation of book value per common share, unrealized gains or losses on longer-term committed borrowings are not reflected in book value. As of March 31, 2008, these longer-term borrowings consisted of a series of repurchase arrangements entered into prior to September 2007 with remaining terms of from six to 17 months and unrealized losses totaling $40 million. As these borrowings approach maturity, related unrealized losses will decline and ultimately be eliminated.
Management Remarks
          Commenting on current results and market conditions, Andrew F. Jacobs, President and Chief Executive Officer said, “The month of March 2008 was a tumultuous time for the credit markets characterized by a significant contraction in market liquidity centering on concerns over pricing for both non-agency and agency-guaranteed mortgage securities, changes in terms of financing via short-term repurchase agreements and, most critically, the potential for adverse changes in the availability of financing to support leveraged portfolios of mortgage securities. Many market participants reduced holdings of mortgage securities while institutional demand diminished during this timeframe, resulting in lower pricing levels for short-duration agency-guaranteed mortgage securities that we own from the relatively robust levels seen in January and February.
          “In light of these conditions and concerns, we concluded that it would be prudent to proactively lower our balance sheet leverage through limited asset sales and other means. To this end, during March we sold $758 million principal amount of agency-guaranteed mortgage securities for a modest loss of $1.4 million and we temporarily curtailed our usual practice of replacing portfolio runoff. In addition, we have not invested over $30 million of the capital raised in our February follow-on offering or any of the capital raised in March and April under our continuous offering program. Finally, we have expanded the number of lending counterparties with whom we routinely do business. Together, these actions have reduced balance sheet leverage significantly and increased financial flexibility thereby improving the Company’s ability to withstand periods of contracting market liquidity.

          “In our view, credit market conditions began improving late in March and into April largely due to actions taken by the Federal Reserve to support the mortgage securities market by providing additional financing to both banks and primary broker dealers and orchestrating the acquisition of Bear Stearns by JPMorgan Chase. Additionally, actions taken by federal regulators to allow Fannie Mae, Freddie Mac and the Federal Home Loan Banks to expand their holdings of agency-guaranteed mortgage securities have provided further support to the market. These actions have improved pricing for most agency-guaranteed mortgage securities, increased the availability of financing via short-term repurchase agreements and have largely stalled momentum toward higher collateral requirements beyond commonly seen levels of 5%. We are cautiously optimistic that these improvements in market conditions may be indicative of a sustained recovery and that the turbulent credit markets experienced since last August are largely behind us.
          “With the actions taken by the Federal Reserve to reduce its federal funds target rate aggressively this year, the target rate now stands at 2.00%, down 225 basis points since year-end and 325 basis points from late last summer. As a result, our borrowing rates will continue declining during the second quarter and financing spreads and net interest margins are expected to expand even as portfolio yields decline with lower ARM loan coupon resets and somewhat higher mortgage prepayments. Although mortgage prepayments can be expected to increase reflecting seasonal trends and lower prevailing mortgage interest rates, the increase should be relatively modest because of national trends toward declining home values and tighter mortgage loan underwriting standards.
          “We remain confident that our core investment strategy of conservatively managing a leveraged portfolio of agency-guaranteed residential ARM securities can produce attractive risk-adjusted returns over the long term while reducing but not eliminating sensitivity to changes in interest rates.”
Earnings Conference Call Details
          An earnings conference call and live webcast will be hosted Friday, May 2, 2008 at 11:00 a.m. EDT. The conference call may be accessed by dialing toll free (877) 407-0778 in the U.S. and Canada or (201) 689-8565 for international callers. A replay of the call can be accessed by dialing toll free (877) 660-6853 in the U.S. and Canada or (201) 612-7415 for international callers and entering account number 286 and conference ID 281238. A live audio webcast of the conference call can be accessed in the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days. Prior to the call a related presentation will be filed with the Securities and Exchange Commission and posted to the Company’s website.

About Capstead
          Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead’s core strategy is managing a leveraged portfolio of residential mortgage pass-through securities consisting almost exclusively of residential ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Agency-guaranteed residential mortgage securities carry an implied AAA credit rating with limited, if any, credit risk. Capstead may also augment its core portfolio with investments in credit-sensitive commercial real estate-related assets.
Forward-looking Statements
This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and other factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance under operating and/or development plans, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Mortgage securities and similar investments ($7.2 billion pledged under repurchase arrangements)	$7,397,593	$7,108,719
Investments in unconsolidated affiliates	3,117	3,117
Receivables and other assets	140,578	90,437
Cash and cash equivalents	101,355	6,653

	$7,642,643	$7,208,926

Liabilities
Repurchase arrangements and similar borrowings	$6,796,290	$6,500,362
Unsecured borrowings	103,095	103,095
Interest rate swap agreements at fair value	30,052	2,384
Common stock dividend payable	25,957	9,786
Accounts payable and accrued expenses	34,515	32,382

	6,989,909	6,648,009

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 202 shares issued and outstanding at March 31, 2008 and December 31, 2007 ($3,315 aggregate liquidation preference)	2,826	2,828
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at March 31, 2008 and December 31, 2007 ($180,025 aggregate liquidation preference)	176,705	176,705
Common stock — $0.01 par value; 100,000 shares authorized:
49,918 and 40,819 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	499	408
Paid-in capital	832,712	702,170
Accumulated deficit	(358,155)	(358,155)
Accumulated other comprehensive income (loss)	(1,853)	36,961

	652,734	560,917

	$7,642,643	$7,208,926

Long-term investment capital (Stockholders’ equity and Unsecured
borrowings, net of related investments in statutory trusts) (unaudited)	$752,712	$660,895

Book value per common share (calculated assuming liquidation
preferences for the Series A and B preferred shares and excludes the benefit of accretion from common shares issued subsequent to quarter-end) (unaudited)	$9.40	$9.25

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended March 31
	2008	2007

Mortgage securities and similar investments:
Interest income	$106,351	$72,142
Interest expense	(69,306)	(63,589)

	37,045	8,553

Other revenue (expense):
Loss from portfolio restructuring	(1,408)	–
Other revenue	843	871
Interest expense on unsecured borrowings	(2,187)	(2,187)
Other operating expense	(4,211)	(1,674)

	(6,963)	(2,990)

Income before equity in earnings of unconsolidated affiliates	30,082	5,563

Equity in earnings of unconsolidated affiliates	65	664

Net income	$30,147	$6,227

Net income available to common stockholders:
Net income	$30,147	$6,227
Less cash dividends paid on preferred stock	(5,064)	(5,064)

	$25,083	$1,163

Net income per common share:
Basic	$0.54	$0.06
Diluted	$0.53	$0.06

Weighted average common shares outstanding:
Basic	46,154	18,933
Diluted	56,413	19,054

Cash dividends declared per share:
Common	$0.520	$0.020
Series A Preferred	0.400	0.400
Series B Preferred	0.315	0.315

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(in thousands, unaudited)

	March 31, 2008					December 31, 2007
					Unrealized	Unrealized
	Principal		Basis/Notional	Market	Gains	Gains
	Balance	Premiums	Amount	Value	(Losses)	(Losses)

Mortgage securities held available- for-sale: (a) (b)
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$264	$1	$265	$288	$23	$23
Current-reset ARMs	3,563,443	45,985	3,609,428	3,611,781	2,353	10,515
Longer-to-reset ARMs	3,156,768	52,037	3,208,805	3,232,552	23,747	25,142
Ginnie Mae:
Current-reset ARMs	468,412	2,328	470,740	474,972	4,232	3,732

	$7,188,887	$100,351	$7,289,238	$7,319,593	$30,355	$39,412

Interest rate swap positions supporting investments in longer-to-reset ARM securities (c)			$1,700,000	$(30,052)	$(30,048)	$(2,505)

Longer-term borrowings supporting investments in longer-to-reset ARM securities (d)			$1,496,114	$1,536,306	$(40,192)	$(18,029)

(a)	Unrealized gains and losses on mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income (loss) in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Mortgage securities classified as held-to-maturity with a cost basis of $17.1 million and investments in unsecuritized loans with a cost basis of $60.9 million are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (18 months or less for “current-reset” ARM securities, and greater than 18 months for “longer-to-reset” ARM securities). As of March 31, 2008 average months-to-roll for current-reset and longer-to-reset ARM securities were four months and 43 months, respectively. Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps

(c)	During the fourth quarter of 2007, the Company began using two-year term, one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements in lieu of longer-term committed borrowings to effectively lock in financing spreads on investments in longer-to-reset ARM securities. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income (loss) in Stockholders’ equity. As of March 31, 2008 these swap positions had an average maturity of 21 months and an average fixed-rate of 3.47%.

In March 2008 a $100 million notional amount swap agreement also designated as a cash flow hedge was terminated for a realized loss of $2.3 million, which is being amortized to earnings over the remaining 21-month term of the derivative.

(d)	Unrealized gains or losses on the Company’s liabilities, such as its longer-term committed borrowings supporting a portion of the Company’s investments in longer-to-reset ARM securities, are carried on the balance sheet at amortized cost. As of March 31, 2008 these borrowings had an average maturity of 12 months at an average rate of 5.02%.

CAPSTEAD MORTGAGE CORPORATION
MORTGAGE SECURITIES AND SIMILAR INVESTMENTS
YIELD/COST ANALYSIS
(dollars in thousands)
(unaudited)

	1stQuarter Average(a)			As of March 31, 2008		Projected	Lifetime
				Premiums		2nd Quarter	Runoff
	Basis	Yield/Cost	Runoff	(Discounts)	Basis(a)	Yield/Cost(b)	Assumptions
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$12,747	6.41%	25%	$34	$12,196	6.44%	38%
ARMs	6,918,756	5.65	18	98,022	6,818,233	5.35	32
Ginnie Mae ARMs	495,974	5.45	32	2,328	470,740	5.18	29

	7,427,477	5.64	19	100,384	7,301,169	5.34	32

Unsecuritized residential mortgage loans:
Fixed-rate	7,041	7.10	24	(5)	6,877	6.91	37
ARMs	10,960	7.00	15	95	10,723	5.64	38

	18,001	7.04	19	90	17,600	6.11	38
Commercial loans	43,211	10.82	—	(295)	43,338	9.98	—
Collateral for structured financings	5,162	7.96	8	83	5,131	7.96	30

	7,493,851	5.68	19	$100,262	7,367,238	5.36	32

Borrowings based on:
30-day to 90-day interest rates	5,405,739	3.65			5,281,062	2.73
Greater than 90-day interest rates	1,496,114	5.02			1,496,114	5.02
Commercial loan financing	16,364	8.88			13,983	8.37
Structured financings	5,162	7.96			5,131	7.96

	6,923,379	3.96			6,796,290	3.24

Capital employed/ financing spread	$570,472	1.72			$570,948	2.12

Return on assets (c)		1.99				2.42

(a)	Basis represents the Company’s investment before unrealized gains and losses. Asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)	Projected annualized yields and borrowing rates reflect management’s expectations as of the date of this press release for second quarter portfolio acquisitions, ARM coupon resets, runoff rates and borrowing conditions, assuming no further changes in the federal funds rate beyond the 25 basis points reduction announced on April 30, 2008. Actual yields realized in future periods largely depend upon (i) changes in portfolio composition, (ii) ARM coupon resets, which are based on underlying indexes, (iii) runoff and (iv) changes in lifetime runoff assumptions.

Interest rates on borrowings that reset every 30 to 90 days are generally based on a margin over the federal funds rate and therefore largely depend on changes or anticipated changes in the federal funds rate and market liquidity. In addition, projected 30- to 90- day borrowing rates include the effect of interest rate swap agreements utilized by the Company to effectively lock in financing spreads on investments in longer-to-reset ARM securities.

(c)	The Company generally uses its liquidity to pay down borrowings. Return on assets is calculated on an annualized basis assuming the use of this liquidity to reduce borrowing costs.